Exhibit 10.11
Executive Incentive Plan
PURPOSE
The spirit of the Intevac Executive Incentive Plan (“EIP”) is to motivate senior management to maximize shareholder value by tying accomplishment of the Company’s financial objectives and each senior manager’s individual objectives to cash incentive compensation.
PARTICIPATION
Participation in the EIP is limited to the key members of the management team selected by the CEO. The Compensation Committee reviews and approves the EIP each year.
BONUS POOL
The Bonus Pool is the amount of funds that are available to pay EIP bonuses each year.
The Bonus Pool is calculated by multiplying a percentage times Plan year pro-forma pretax earnings (excluding any reduction in pretax earnings for EIP bonuses, employee profit sharing, and stock compensation expense). At the beginning of each Plan year the CEO recommends, subject to Compensation Committee approval, the percentage of pro-forma pretax earnings to be allocated to the Bonus Pool.
There is no Bonus Pool in years in which the Company does not report pro-forma pretax earnings. Since the Bonus Pool is based upon pretax earnings it includes the effects of any interest income, or expense, or any extraordinary gains, or losses, incurred by the Company during the Plan year.
The Compensation Committee reserves the right to exclude any extraordinary or unusual gains, or losses, from pretax earnings for the purposes of calculating the Bonus Pool.

TARGET BONUS
Each EIP participant is assigned a Target Bonus Percentage at the beginning of the calendar year, or when they are hired. This Target Bonus Percentage may be changed during the year in the event that a promotion or significant change in responsibility occurs. Each Participant’s Target Bonus will be calculated by multiplying their Target Bonus Percentage times their Base Pay earned during the Plan year. For example, if a Participant’s Base Pay earned during the Plan year was $100,000 and their Target Bonus Percentage was 20%, then their Target Bonus would be $20,000. If the same Participant worked for half of the year and earned $50,000 of Base Pay during the Plan year, then the Participant’s Target Bonus would be $10,000.
Base Pay is based upon each Participant’s recurring base pay rate. It does not include any other types of employee compensation. For example, Base Pay does not include items such as commissions, relocation or housing allowances, hiring or other bonuses, overtime, employer taxes, Company 401K contributions or Company provided health or life insurance.
REALIZED BONUS
Each Participant’s Realized Bonus will be calculated by applying two factors to their Target Bonus:
1.	Each Participant’s performance relative to a predetermined set of objectives (MBO Performance Factor)

2.	The size of the Bonus Pool relative to anticipated bonus payments (The Bonus Pool Factor)
Accordingly, each individual’s bonus will be calculated as follows:
Realized Bonus = Target Bonus x Normalized MBO Performance Factor x Bonus Pool Factor
MBO Performance Factor —will be based upon each Participants performance relative to a predetermined set of factors determined at the beginning of the Plan year:
Business Results
Business Development and Marketing
Product Excellence
Strategic Initiatives

For example, if Business Results was given a 40% weighting and each one of the other factors was given a 20% weighting and a Participant achieved 100% of their Business Results and Business Development and Marketing objectives, but only half of their Product Excellence and Strategic Initiatives, then the Participant’s MBO Performance Factor would be 80%, calculated as follows:

Business Results	40% x 100% = 40%
Business Development and Marketing	20% x 100% = 20%
Product Excellence	20% x 50% = 10%
Strategic Initiatives	20% x 50% = 10%

MBO Performance Factor = 40% + 20% + 10% + 10% = 80%
Each set of objectives will be rated as anywhere between 0% and 150% complete. For example, if a Participant were rated as having achieved 150% of all their objectives, then the MBO Performance Factor would be 150%.
Bonus Pool Factor will be based upon the size of the Bonus Pool relative to anticipated bonus payments. For example, if the Bonus Pool only has enough funds to pay 50% of all anticipated bonus payments, then the Bonus Pool Factor will be 50%. Conversely, if the Bonus Pool has enough funds to pay 200% of all anticipated bonus payments, then the Bonus Pool Factor will be 200%. The maximum Bonus Pool factor is 200% of individual’s target %.
PAYMENT
Payment of EIP bonuses will typically be made by the end of February of the year following each Plan Year.
EIP bonuses will only be paid to Participants that are employees of the Company on the date the bonuses are paid. For example, if a Participant completes all, or part, of a Plan year, but resigns prior to payment of their EIP bonus, then no EIP bonus will be due, or paid to that employee.